Exhibit 5.1

June 18, 2003

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588

Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to Thoratec Corporation, a California corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company proposes to file with the Securities and Exchange Commission on or about June 10, 2003 for the purpose of registering under the Securities Act of 1933, as amended, 4,700,000 shares of its Common Stock, no par value (the “Shares”). Of the Shares, 4,500,000 are issuable under the Company’s 1997 Stock Option Plan, as amended (the “1997 Plan”) and 200,000 are issuable under the Company’s 1996 Nonemployee Directors Stock Option Plan, as amended (the “1996 Plan”, and collectively with the 1997 Plan, the “Plans”).

          We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

          In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Articles of Incorporation, as amended, of the Company, certified by the California Secretary of State as of June 3, 2003 and certified to us by an officer of the Company as being complete and in full force as of the date of this opinion;

(b)	The Bylaws, as amended, of the Company, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

Heller Ehrman White & McAuliffe llp 275 Middlefield Road Menlo Park, CA 94025-3506 www.hewm.com
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(c)	A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of California as of June 3, 2003 and verified as being in full force and effect in a “bring down” letter from GKL Corporate/Search dated June 18, 2003;

(d)	A certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, and shareholders of the Company relating to the Shares and the Registration Statement, and (ii) certifying as to certain factual matters;

(e)	The Registration Statement;

(f)	The Plans; and

(g)	A letter from Computershare Trust Company, Inc., the Company’s transfer agent, dated June 18, 2003, as to the number of shares of the Company’s common stock that were outstanding on June 17, 2003.

          This opinion is limited to the federal laws of the United States of America and the laws of the State of California. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

          Based on the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and issued, (ii) the full consideration stated in the Plans is paid for each Share and that such consideration in respect of each Share includes payment of cash or other lawful consideration, (iii) appropriate certificates evidencing the Shares are executed and delivered by the Company, and (iv) all applicable securities laws are complied with, it is our opinion that when issued and sold by the Company, after payment therefor in the manner provided in the Plans, the Shares will be validly issued, fully paid and nonassessable.

          This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person or entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

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          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Heller Ehrman White & McAuliffe LLP